EXHIBIT 10.1

                          NEW ENGLAND BANCSHARES, INC.
                              EMPLOYMENT AGREEMENT
                                    (MESSIER)

     THIS AGREEMENT (the "Agreement") is hereby entered into as of November 21, 2006 by and between NEW ENGLAND BANCSHARES, INC., a Maryland corporation (the "Company") with its principal place of business at 855 Enfield Street, Enfield, Connecticut 06082, and ROBERT L. MESSIER, JR. ("Executive"). This Agreement will be effective as of the consummation of the transaction contemplated in the Agreement and Plan of Merger by and between New England Bancshares, Inc., New England Bancshares Acquisition, Inc. and First Valley Bancorp, Inc. dated November 21, 2006 (the "Merger"). References to the "Bank" herein shall mean VALLEY BANK.

                               W I T N E S S E T H

     WHEREAS, Executive serves in a position of substantial responsibility;

     WHEREAS, the Company wishes to assure the services of Executive for the period provided in this Agreement; and

     WHEREAS, Executive is willing to serve in the employ of the Company on a full-time basis for said period.

     WHEREAS, Executive acknowledges upon execution of this Agreement and consummation of the Merger, he will not be entitled to any benefits provided for under the Change in Control Agreement by and between Valley Bank and Executive dated October 1, 2004 and the Employment Agreement by and between Valley Bank and Executive dated July 1, 2004 and subsequently amended on November 1, 2004.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

     1. Employment. Executive is employed as the President of the Company. Executive shall perform all duties and shall have all powers which are commonly incident to the office of the President of the Company or which, consistent with the office, are delegated to him by the Board of Directors of the Company (the "Board") or the Chief Executive Officer of the Company. During the term of this Agreement, Executive also agrees to serve as Chief Executive Officer of the Bank and carry out such duties and responsibilities reasonably appropriate to that office.

     2. Location and Facilities. The Executive will be furnished with the working facilities and staff customary for executive officers with the title and duties set forth in Section 1 and as are necessary for him to perform his duties. The location of such facilities and staff shall be at the executive offices of Valley Bank, or at such other site or sites customary for such offices.


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     3. Term. This Agreement shall terminate on October 1, 2008, unless terminated sooner under Section 12 of this Agreement.

     4. Base Compensation.

     a. The Company agrees to pay the Executive during the term of this Agreement a base salary at the rate of $180,000 per year, payable in accordance with customary payroll practices.

     b. The Board shall review annually the rate of the Executive's base salary based upon factors they deem relevant, and may maintain or increase his salary, provided that no such action shall reduce the rate of salary below the rate in effect on the Effective Date.

     c. In the absence of action by the Board, the Executive shall continue to receive salary at the annual rate specified on the Effective Date or, if another rate has been established under the provisions of this
          Section 4, the rate last properly established by action of the Board under the provisions of this Section 4.

     5. Bonuses. The Executive shall be entitled to participate in discretionary bonuses or other incentive compensation programs that the Company may award from time to time to senior management employees pursuant to bonus plans of the Company and its subsidiaries or otherwise.

     6. Benefit Plans. The Executive shall be entitled to participate in such life insurance, medical, dental, pension, profit sharing, retirement and stock-based compensation plans and other programs and arrangements as may be approved from time to time by the Company and the Bank for the benefit of their employees.

     7. Vacation and Leave.

     a. The Executive shall be entitled to five (5) weeks vacation and other leave in accordance with the Bank policy for senior executives, or otherwise as approved by the Board of Directors of the Company.

     b. In addition to paid vacation and other leave, the Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment for such additional periods of time and for such valid and legitimate reasons as the Board of Directors of the Company may in its discretion determine. Further, the Board or the Board of Directors of the Company may grant to the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the boards in their discretion may determine.


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     8. Expense Payments and Reimbursements. The Executive shall be reimbursed for all reasonable out-of-pocket business expenses that he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Company or the Bank (as applicable).

     9. Automobile. During the term of this Agreement, the Executive shall be entitled to use of a Bank-owned automobile. Executive shall comply with reasonable reporting and expense limitations on the use of such automobile as may be established by the Company or the Bank from time to time, and the Company or the Bank shall annually include on Executive's Form W-2 any amount of income attributable to Executive's personal use of such automobile.

     10. Other Fringe Benefits.

     a. The Bank shall provide Executive with a supplemental executive retirement agreement which will provide the Executive, or in the event of his death, Executive's spouse, an annual retirement benefit. The terms and conditions of Executive's supplemental retirement benefit are set forth in a separate agreement approved by the Board of Directors on October 23, 2006.

     b.   The Bank shall pay Executive's annual dues for Chippanee Golf Club.

     c. The Bank shall continue to maintain key man life insurance coverage of $400,000 on Executive.

     11. Loyalty and Confidentiality.

     a. During the term of this Agreement, Executive shall: (i) devote all his time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, that from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with the Company or any of its subsidiaries or affiliates, unfavorably affect the performance of Executive's duties pursuant to this Agreement, or violate any applicable statute or regulation and (ii) not engage in any business or activity contrary to the business affairs or interests of the Company, the Bank or Enfield Federal Savings and Loan Association.

     b. Nothing contained in this Agreement shall prevent or limit Executive's right to invest in the capital stock or other securities of any business dissimilar from that of the Company, or, solely as a passive, minority investor, in any business.


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     c.   Executive agrees to maintain the confidentiality of any and all information concerning the operation or financial status of the Company and its subsidiaries, the names or addresses of any of its borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Company and its subsidiaries to which he may be exposed during the course of his employment with the Company and the Bank. The Executive further agrees that, unless required by law or specifically permitted by the Board in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned information which is not generally known to the public, nor shall he employ such information in any way other than for the benefit of the Company and its subsidiaries.

     12. Termination and Termination Pay. Executive's employment under this Agreement may be terminated in the following circumstances:

     a. Death or Disability. Executive's employment under this Agreement shall terminate upon his death or termination of employment due to Disability during the term of this Agreement. Upon Executive's death, his estate shall be entitled to receive the compensation due to the Executive through the last day of the calendar month in which his death occurred plus, the supplemental retirement benefit provided under Section 10(a) of this Agreement. Executive's employment under this Agreement shall also terminate if the Board determines Executive has a Disability as (defined herein). Upon termination of his employment due to Disability, Executive will be entitled to receive his base salary and benefits provided for in Section 6 of this Agreement through the end of the month in which his employment was terminated, plus the supplemental retirement benefit set forth in
          Section 10 of this Agreement. For purposes of this Agreement, "Disability" means a physical or mental infirmity that impairs Executive's ability to substantially perform his duties under this Agreement and that results in Executive becoming eligible for long-term disability benefits under any long-term disability plans of the Bank (or, if there are no such plans in effect, that impairs Executive's ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days). The Board shall determine whether or not Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant. As a condition to any benefits, the Board may require Executive to submit to such physical or mental evaluations and tests as it deems reasonably appropriate.

     b. Retirement. This Agreement shall be terminated upon Executive's retirement under the retirement benefit plan or plans in which he participates pursuant to Section 6 of this Agreement or otherwise. Upon his retirement, he shall be entitled to the retirement benefit set forth in Section 10(a) of this Agreement.


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     c.   Termination for Cause.

          i. The Board may, by written notice to the Executive in the form and manner specified in this paragraph, immediately terminate his employment at any time, for "Cause". The Executive shall have no right to receive compensation or other benefits for any period after termination for Cause. Termination for "Cause" shall mean termination because of, in the good faith determination of the Board, Executive's:

               (1)  Personal dishonesty;

               (2)  Incompetence;

               (3)  Willful misconduct;

               (4)  Breach of fiduciary duty involving personal profit;

               (5) Intentional failure to perform stated duties under this Agreement;

               (6) Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Company and its subsidiaries any felony conviction, any violation of law involving moral turpitude or any violation of a final cease-and-desist order; or

               (7) Material breach by Executive of any provision of this Agreement.

          ii. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause by the Company unless there shall have been delivered to Executive a copy of a resolution duly adopted at a meeting of such board where in the good faith opinion of the Board, Executive was guilty of the conduct described above and specifying the particulars thereof.

     d. Voluntary Termination by Executive. In addition to his other rights to terminate under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Boards, in which case Executive shall receive only his compensation, vested rights and employee benefits up to the date of his termination.


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     e.   Without Cause.

          i. In addition to termination pursuant to Sections 12(a) through 12(d) the Board, may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination "Without Cause").

          ii. In the event of termination under this Section 12(e), Executive shall be entitled to receive his base salary for the remaining term of the Agreement paid in one lump sum within ten (10) calendar days of such termination. In addition, Executive shall be entitled to receive health insurance coverage similar to the health insurance coverage he received prior to his termination date for a period equal to the earlier of: his death or the remaining term of the Agreement. To the extent the Company cannot provide Executive with health insurance coverage under its health insurance plan or a plan of its subsidiaries, the Company will enter into an alternative arrangement to provide the Executive with comparable health care coverage.

     f. Continuing Covenant Not to Compete or Interfere with Relationships. Regardless of anything herein to the contrary, following a termination by the Company, the Bank or Executive pursuant to Sections 12(d) or
          (e):

          i. Executive's obligations under Section 11(c) of this Agreement will continue in effect; and

          ii. During the period ending on the first anniversary of such termination, the Executive shall not serve as an officer, director or employee of any bank holding company, bank, savings bank, commercial bank, savings and loan holding company, or mortgage company (any of which, a "Financial Institution") which Financial Institution offers products or services competing with those offered by the Bank or Enfield Federal Savings and Loan Association from any office within twenty (20) miles from the main office or any branch of the Bank and shall not interfere with the relationship of the Company, Enfield Federal Savings and Loan Association and the Bank and any of its employees, agents, or representatives.

     13. Effective Time Payment/Representation.

     a. As of the effective time of the Merger ("Effective Time"), subject to paragraph (b) of this Section 13, the Company shall pay Executive (or direct the Bank to pay the Executive) a lump sum payment in cash in the amount set forth on Exhibit A (the "Effective Time Payment"). Said amount shall be in consideration for the termination of Executive's Employment Agreement with the Bank dated July 1, 2004 and subsequently amended on November 1, 2004 and for the termination of Executive's Change in Control Agreement with the Bank dated October 1, 2004. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Effective Time Payment shall not be taken into account in computing any benefits under any plan, program or arrangement of the Company or any of its affiliates or subsidiaries.


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     b.   The Company and/or the Bank will withhold and deposit all federal, state and local income and employment taxes that are owed with respect to all amounts paid or benefits provided to or for Executive by the Company, the Bank or any affiliate pursuant to this Agreement. Executive, the Company and the Bank agree that none of the payments and benefits payable or provided to Executive or for Executive's benefit in connection with the Merger, or otherwise, will constitute "excess parachute payment" within the meaning of Section 280G of the Code. In the event that any amounts payable or benefits provided hereunder become subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, such amounts and benefits shall be treated in the manner set forth under Section 16 of this Agreement. Executive hereby agrees to report any amounts paid or benefits provided under this Agreement for purposes of Federal, state and local income, employment and excise taxes and that Executive shall cooperate with the Bank and the Company in good faith in connection with any valuation of the restrictions and obligations under this Agreement.

     14. Indemnification and Liability Insurance. Subject to, and limited by
Section 27 of this Agreement, the Company shall provide the following:

     a. Indemnification. The Company agrees to indemnify the Executive (and his heirs, executors, and administrators), and to advance expenses related thereto, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his having been a director or Executive of the Company, the Bank or any of their subsidiaries (whether or not he continues to be a director or Executive at the time of incurring any such expenses or liabilities) such expenses and liabilities to include, but not be limited to, judgments, court costs, and attorney's fees and the cost of reasonable settlements, such settlements to be approved by the Board, if such action is brought against the Executive in his capacity as an Executive or director of the Company or any of its subsidiaries. Indemnification for expense shall not extend to matters for which the Executive has been terminated for Cause. Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation. Notwithstanding anything herein to the contrary, the obligations of this Section 14 shall survive the term of this Agreement by a period of six (6) years.


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         b.       Insurance. During the period in which indemnification of the
                  Executive is required under this Section, the Company shall provide the Executive (and his heirs, executors, and administrators) with coverage under a directors' and Executives' liability policy at the expense of the Company, at least equivalent to such coverage provided to directors and senior Executives of the Company.

     15. Reimbursement of Executive's Expenses to Enforce this Agreement. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses, including, without limitation, reasonable attorney's fees, incurred by the Executive in connection with successful enforcement by the Executive of the obligations of the Company to the Executive under this Agreement. Successful enforcement shall mean the grant of an award of money or the requirement that the Company take some action specified by this Agreement: (i) as a result of court order; or (ii) otherwise by the Company following an initial failure of the Company to pay such money or take such action promptly after written demand therefor from the Executive stating the reason that such money or action was due under this Agreement at or prior to the time of such demand.

     16. Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 13 of this Agreement, either alone or together with other payments and benefits which the Executive has the right to receive from the Company, would constitute a "parachute payment" under Section 280G of the Code, the payments and benefits pursuant to Section 13 shall be reduced or revised, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 13 being non-deductible to the Company pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 13 shall be based upon the opinion of the Company's independent public accountants and paid for by the Company. In the event that the Company and/or the Executive do not agree with the opinion of such counsel,
(i) the Company shall pay to the Executive the maximum amount of payments and benefits pursuant to Section 13, as selected by the Executive, which such opinion indicates there is a high probability of such payments and benefits being deductible to the Company and not subject to the imposition of the excise tax imposed under Section 4999 of the Code and (ii) the Company may request, and the Executive shall have the right to demand that they request, a ruling from the IRS as to whether the disputed payments and benefits pursuant to Section 13 have such consequences. Any such request for a ruling from the IRS shall be promptly prepared and filed by the Company, but in no event later than thirty
(30) days from the date of the opinion of counsel referred to above, and shall be subject to the Executive's approval prior to filing, which shall not be unreasonably withheld. The Company and the Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any such rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.


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     17. Injunctive Relief. If there is a breach or threatened breach of Section
12(f) of this Agreement or the prohibitions upon disclosure contained in Section 11(c) of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and that the Company shall be entitled to injunctive relief restraining the Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy hereunder for such breach. The parties hereto likewise agree that the Executive, without limitation, shall be entitled to injunctive relief to enforce the obligations of the Company under this Agreement.

     18. Successors and Assigns.

     a. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company.

     b. Since the Company is contracting for the unique and personal skills of Executive, Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company.

     19. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

     20. Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Association at their principal business offices and to Executive at his home address as maintained in the records of the Company.

     21. No Plan Created by this Agreement. Executive and the Company expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act or any other law or regulation, and each party expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process that such a plan was so created by this Agreement shall be deemed a material breach of this Agreement by the party making such an assertion.

     22. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.


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     23. Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Maryland shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

     24. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     25. Headings. Headings contained herein are for convenience of reference only.

     26. Termination of Prior Agreements; Agreement to Remain Employed Through Effective Time. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, other than written agreements with respect to specific plans, programs or arrangements described in Sections 5, 6 and 7 and supersedes and replaces in its entirety the change in control agreement entered into between the Bank and Executive on October 1, 2004 and the employment agreement entered into between the Bank and Executive dated July 1, 2004 and subsequently amended on November 1, 2004. Further, in consideration of the benefits conferred upon Executive pursuant to this Agreement, Executive hereby agrees not to terminate his employment with Valley Bank or any of its affiliates prior to the Effective Time.

     27. Required Provisions. In the event any of the foregoing provisions of this Section 27 are in conflict with the terms of this Agreement, this Section 27 shall prevail.

     a. If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1813(x)(1) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     b. Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. ss.1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

     c. Notwithstanding anything in this Agreement to the contrary, if the Company or the Bank in good faith determines that amounts that, as of the effective date of the Executive's termination of employment are or may become payable to the Executive upon termination of his employment hereunder are required to be suspended or delayed for six (6) months in order to satisfy the requirements of Section 409A of the Internal Revenue Code, then the Company or the Bank will so advise the Executive, and any such payments shall be suspended and accrued for six months, whereupon they shall be paid to the Executive in a lump sum (together with interest thereon at the then-prevailing prime rate).


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

Attest:                                 NEW ENGLAND BANCSHARES, INC.

 /s/ Nancy L. Grady                     By: /s/ David J. O'Connor
-----------------------------------     -----------------------------------
                                        On behalf of the Board of Directors

Witness:                                EXECUTIVE

/s/ Sarah M. Lombard                    /s/ Robert L. Messier, Jr.
-----------------------------------     -----------------------------------
Sarah M. Lombard                        Robert L. Messier, Jr.


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                                                                       Exhibit A

Executive shall be entitled to cash payment equal to the lesser of: (i) three
(3) times the Executive's "base amount" as defined under Section 280G (b)(3) of the Internal Revenue Code, less one (1) dollar, or (ii) $440,000. Seven calendar days prior to the Effective Time of the Merger, the Bank shall provide the Company with all necessary documentation to determine the exact payment amount for purposes of this Exhibit A.